Exhibit 5.1

Bélanger Sauvé AVOCATS • BARRISTERS • SOLICITORS AGENTS DE MARQUES DE COMMERCE • TRADEMARK AGENTS

December 11, 2003

Merrill Lynch, Pierce, Fenner
& Smith Incorporated
4 World Financial Center
New York, New York 10080

Credit Suisse First Boston LLC
Eleven Madison Avenue
New York, New York 10010-3629

Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013

J.P. Morgan Securities Inc.
270 Park Avenue, 7th floor
New York, New York 10017

  Re :    Québec US$3,000,000,000 Medium Term Note Programme for the Issue
             of Medium Term Notes, Series A, Due Nine Months or More From the
             Date of Issue

Dear Sirs:

        As counsel for Québec in the matter of the proposed issue by Québec of up to $3,000,000,000 in lawful money of the United States of America of its Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue (the "Notes"), as contemplated in the Amended and Restated Distribution Agreement dated December 11, 2003 between Québec and yourselves (the "Distribution Agreement"), we have examined the following:

  a)
  a copy of Registration Statements Nos. 333-12082 and 333-13626 of Québec, filed with the Securities and Exchange Commission (the "SEC") on June 2, 2000 and June 15, 2001, respectively (such Registration Statements and all materials incorporated therein by reference being hereinafter called the "Registration Statement");

  b)
  copies of the prospectus dated June 19, 2001 forming part of the Registration Statement and all materials incorporated by reference therein and of the prospectus supplement relating to the Notes and dated December 11, 2003 (such prospectus, material and prospectus supplement being hereinafter called the "Prospectus");

AFFILIATIONS GATINEAU : LETELLIER ET ASSOCIÉS RIMOUSKI : ROY, BEAULIEU ET CARRIER QUÉBEC : GRAVEL BÉDARD VAILLANCOURT	1, PLACE VILLE MARIE, BUREAU 1700 MONTRÉAL (QUÉBEC) H3B 2C1 TÉLÉPHONE : (514) 878-3081 • TÉLÉCOPIEUR : (514) 878-3053 www.belangersauve.com MONTRÉAL LONGUEUIL TROIS-RIVIÈRES JOLIETTE	BÉLANGER SAUVÉ EST UNE SOCIÉTÉ EN NOM COLLECTIF BÉLANGER SAUVÉ IS A GENERAL PARTNERSHIP

  c)
  a signed copy of the Distribution Agreement and a copy of the form of Terms Agreement attached thereto (a "Terms Agreement") to be made between Québec and an Agent or Agents purchasing Notes as principal for resale to others;

  d)
  a signed copy of the Fiscal Agency Agreement dated May 30, 2002 between Québec and Citibank N.A., as Fiscal Agent as supplemented by the Supplemental Agreement dated December 11, 2003 between Québec and Citibank N.A. (collectively the "Fiscal Agency Agreement");

  e)
  a signed copy of the Calculation Agency Agreement (the "Calculation Agency Agreement") dated December 11, 2003 between Québec and Citibank N.A., as Calculation Agent;

  f)
  a signed copy of the Exchange Rate Agency Agreement (the "Exchange Rate Agency Agreement") dated December 11, 2003 between Quebec and Citibank N.A., as Exchange Rate Agent;

  g)
  the forms of the Notes annexed as Exhibits A, B, C and D to the letter dated December 11, 2003 addressed by Quebec to, and accepted by, the Fiscal Agent with respect to the authentication and delivery of the Notes;

  h)
  copies of Orders in Council 690-99, 1093-99, 43-2000, 792-2000, 384-2001, 808-2002 and 666-2003 passed by the Gouvernement du Québec on June 16, 1999, September 22, 1999, January 19, 2000, June 21, 2000, April 4, 2001, June 26, 2002 and June 18, 2003 respectively, in relation to the Registration Statements as certified by an authorized representative of Québec;

  i)
  a copy of Order in Council 691-99 passed by the Gouvernement du Québec on June 16, 1999 to authorize the issuance and sale of the Notes, as certified by an authorized representative of Québec (collectively with the Orders in Council listed in item h), the "Orders in Council");

  j)
  a copy of ministerial order No. FIN-3 of the Minister of Finance of Québec, dated July 7, 2003 (the "Ministerial Order") authorizing, inter alia, certain persons to conclude and sign on behalf of Québec borrowing transactions and certain means to sign any debt security and any documents related to a borrowing transaction and a signed copy of a letter dated December 9, 2003 authorizing Mr. Michel Robitaille, Delegate General in New York, to sign all documents relating to the issuance and sale of the Notes, as certified by an authorized representative of Québec;

  k)
  a certificate of an authorized representative of the Ministère des Finances of Québec pursuant to section 5(b) of the Distribution Agreement;

  l)
  a certificate of an authorized representative of the Ministère des Finances of Québec dated December 11, 2003 as to the amount of other debt securities of Québec outstanding on the date hereof;

  m)
  the legislative authority under which the Notes are issued and sold by Québec (the "Legislative Authority");

  n)
  the English translations of the Orders in Council and the Ministerial Order (the "English translations");

  o)
  the Income Tax Act of Canada and the Taxation Act of Québec; and

  p)
  such other documents and legislation as we have seen fit to examine for the purpose of this opinion.

        Based on the foregoing, we advise you that, in our opinion:

  (i)
  the Notes have been duly authorized; and, under the applicable laws of Québec in effect on the date hereof, the Notes, when executed, issued, authenticated and delivered outside Québec and in accordance with the Legislative Authority, the Ministerial Order and the Orders in Council applicable thereto in effect on the date hereof, will have been duly executed, issued and delivered in accordance with the laws of Québec in effect on such date, and such Notes, the Distribution Agreement and the covenants therein contained will constitute valid and legally binding, direct and unconditional general obligations of Québec, for the payment and performance of which the full faith and credit of Québec have been pledged; and such Notes will be enforceable against Québec in accordance with their terms, subject to the qualifications set forth in paragraph (v) herein, and subject furthermore to the provisions of Book X, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money in Canadian currency at the rate of exchange prevailing on the day such decision becomes enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec could not be recognized and, where applicable, declared enforceable by a Québec court:

  1.
  the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec;

    2.
    the decision is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations;

    3.
    a decision on the same matter either (i) is pending before or has been rendered by a Québec court or (ii) has been rendered by a foreign tribunal and is recognizable in Québec;

    4.
    the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce taxation obligations resulting from Québec law; or

    5.
    the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party;

  (ii)
  the Notes, when duly issued, executed, authenticated and delivered, will rank equally among themselves and with the other debt securities issued by Québec and outstanding on the date hereof and all funds required to make payments in respect of the Notes will be taken out of the Consolidated Revenue Fund of Québec;

  (iii)
  the Distribution Agreement, the Fiscal Agency Agreement, the Exchange Rate Agency Agreement and the Calculation Agency Agreement have been duly authorized, executed and delivered by Québec in accordance with the Orders in Council and the Ministerial Order;

  (iv)
  all necessary action has been duly taken by or on behalf of Québec and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization, execution and delivery by Québec of the Distribution Agreement, the Fiscal Agency Agreement, the Exchange Rate Agency Agreement, the Calculation Agency Agreement, any Terms Agreement and the Notes, and for the issuance and sale of the Notes pursuant to the Distribution Agreement, any Terms Agreement and the Fiscal Agency Agreement, and there are no laws of Canada applicable to any such authorization, execution, delivery, issuance or sale and no authorizations or approvals under the laws of Canada are necessary therefor;

  (v)
  Québec does not enjoy, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of its obligations under the Distribution Agreement, the Fiscal Agency Agreement and the Notes, subject to the following qualifications:

  1.
  the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and sequestration) against the Gouvernement du Québec; and

    2.
    the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgment; and

  (vi)
  there are no withholding taxes payable under the laws of Canada or Québec in respect of any Notes or premium, if any, or interest thereon unless all or any part of the interest or of any amount deemed by the Income Tax Act (Canada) ("Canadian Tax Act") to be interest payable on the Notes is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of a corporation. If any interest payable on a Note, or any amount deemed to be interest thereon, is to be calculated by reference to a criterion referred to above, such interest or amount, as the case may be, may be subject to Canadian non-resident withholding tax, subject to the following: no such withholding tax would apply if the Notes are "prescribed obligations" for these purposes. The regulations under the Canadian Tax Act provide that a prescribed obligation is a debt obligation the terms or conditions of which provide for an adjustment to the amount payable in respect of the obligation that is determined by reference to a change in the purchasing power of money and on which no amount payable, other than such an adjustment, is dependent or contingent upon or computed by reference to any of the criteria referred to above. There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of any Notes or premium, if any, or interest thereon by an owner who is not, nor is deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Notes in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Canadian Tax Act. There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Notes or premium, if any, or interest thereon.

        During the course of the preparation of the Registration Statement and Prospectus, we have participated in conferences and discussions with representatives of Québec and the Auditor General of Québec, your representatives and your counsel, during which the contents of the Prospectus and certain related matters were discussed.

        Based upon such participation and upon our examination of the documents referred to above, we have no reason to believe that, as of December 11, 2003, either the Registration Statement or the Prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading; our opinion with respect to Canadian taxes under the captions "Description of the Securities" and "Canadian Tax Considerations" in the Prospectus is accurately described therein; in our opinion, the descriptions in the Registration Statement and Prospectus of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and we do not know of any legal or governmental proceedings required to be described in the Prospectus which are not described as required, nor of any contracts or documents of a character required to be described in the Registration Statement or Prospectus or to be filed as exhibits to the Registration Statement which are not described and filed as required.

        In rendering the foregoing opinions:

  a)
  we have assumed that the Notes when issued will be duly delivered and authenticated and will conform to the forms thereof examined by us;

  b)
  we have assumed that the signatures on all documents examined by us are genuine;

  c)
  the foregoing opinions are limited to the laws of Québec and the laws of Canada applicable therein and we have relied as to matters of United States law and procedure upon the opinion of Sullivan & Cromwell LLP, your United States counsel, delivered to you this day;

  d)
  for the purposes of the opinions expressed in paragraphs (i) and (iv), we have assumed that (i) there will not have occurred any change in the laws of Québec, the Orders in Council or the Ministerial Order which affects the authorization, issuance or delivery of the Notes or their validity, legally binding character or rank and (ii) that nothing in the terms and conditions of any Note to be issued as agreed between Québec and the purchaser of such Note shall affect the validity of such Note or its legally binding character or rank; and

  e)
  we do not express any opinion or belief as to the financial statements or other financial data contained in the Registration Statement and Prospectus and we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained therein except for those made in the Prospectus under the caption "Description of the Securities", "Description of the Notes" and "Plan of Distribution" insofar as they relate to provisions of documents therein described and to the Notes.

        The foregoing opinions are expressed solely for the benefit of the addressees in connection with the proposed issue of the Notes. They are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior written consent.

Yours very truly,
/s/ Bélanger Sauvé